                             COMMNET CELLULAR INC.

                                 EXHIBIT 12.1

                      Ratio of Earnings to Fixed Charges

                            (Amounts in thousands)

                                                       Years ended September 30,
                                        ----------------------------------------------------
                                            1992       1993       1994      1995      1996
                                        -----------  ---------  ---------  -------  --------
Income (loss) before income
 taxes                                    $(17,042)  $(22,666)  $(16,751)  $    62   $(4,396)

Add:
  Interest on indebtedness                  14,801     16,428     21,339    26,044    28,208

  Portion of rents
   representative of the                       391        378        455       803     1,266
   interest factor                        --------   --------   --------   -------   -------

Income (loss) as adjusted                 $ (1,850)  $ (5,860)  $  5,043   $26,909   $25,078
                                          ========   ========   ========   =======   =======

Fixed charges:
  Interest on indebtedness                  14,801     16,428     21,339    26,044    28,208

  Portion of rents
   representative of the                       391        378        455       803     1,266
   interest factor                        --------   --------   --------   -------   -------

                                          $ 15,192   $ 16,806   $ 21,794   $26,847   $29,474
                                          ========   ========   ========   =======   =======

Excess (deficiency) of
     earnings to fixed charges            $(17,042)  $(22,666)  $(16,751)  $    62   $(4,396)
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